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                                                                     Exhibit 2.3


ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT ("Agreement") is dated as of the 6th day of February, 2002 ("Effective Date"), by and between Gary M. Onik, M.D., an individual, and any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with Dr. Onik (collectively, "Assignor") and Endocare, Inc., a Delaware corporation (the "Company").

        WHEREAS, the Company is a medical device company in the business of developing urological healthcare technologies with the potential to dramatically improve men's health and quality of life.

        WHEREAS, Assignor is a medical physician by trade, but during a period ended at least one year prior to the date hereof Assignor developed intellectual property rights, hereinafter described, as a by-product of his profession as a physician, and the parties acknowledge that Assignor is not and never has been a professional developer of intellectual property rights or know-how.

        WHEREAS, pursuant to the terms and conditions of this Agreement, Assignor wishes to sell to the Company, and the Company desires to purchase from Assignor all of Assignor's right, title and interest in and to all of Assignor's intellectual property rights related to clinical experience and proprietary surgical techniques relating to the fields of cryosurgery, nerve-sparing cryosurgical procedures, tissue ablation (excluding electroporation) and urological imaging (excluding electrical impedance tomography).

        WHEREAS, in connection with the sale of the assets, Dr. Onik will continue his service as a consultant of the Company.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1. Purchase and Sale. Pursuant to the terms set forth herein, Assignor hereby sells, assigns, transfers and conveys to the Company, and the Company purchases and accepts, all of Assignor's right, title and interest throughout the world in and to all industrial and intellectual property rights relating to the "Technology" as used in the Business (as defined in Section 16, below) (collectively, "Rights") (as such "Technology" is described in Schedule A), including but not limited to the following:

           (a) all patents and patent applications, and any and all patents that are or may be granted therefrom, whether in the United States or any other country or jurisdiction, including, without limitation, any continuations, continuations-in-part, divisions, reissuances, reexaminations, renewals, revisions and extensions thereof;

           (b) all trademarks, service marks, trade names, domain names, logos, and trade dress, together with all translations, adaptations, derivations and combinations thereof, including all registrations and applications for registration in the United States or any other country or jurisdiction pertaining to the same, and any common law rights therein and goodwill associated therewith;

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           (c) all copyrighted or copyrightable works, including all copyright registrations or applications therefor (along with any rights of renewal or extension) in the United States or any other country or jurisdiction;

           (d) all computer software (including, without limitation, source and object code), including any proprietary rights therein and all related documentation and other materials related to the computer software (in whatever medium or form);

           (e) all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be know as or referred to as "moral rights";

           (f) all database technologies, systems, structures and architectures;

           (g) all trade secrets, know-how, technology and other confidential business information relating to the Business (including, without limitation, product specifications, data, formulae, algorithms, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, customer lists, customer files, current and anticipated customer requirements, price lists, market studies, marketing materials and business methods and plans), however embodied or documented;

           (h) all information concerning the Business and the affairs of Assignor related to the Business (including, without limitation, financial projections and budgets, historical and projected sales, capital spending budgets and plans, personnel training and policy documentation), however documented;

           (i) all notes, analysis, compilations, studies, summaries, and other material prepared by or for Assignor containing or based, in whole or in part, on any information included in any of the foregoing subsections (a) through (a), however documented;

           (j) all developments with respect to industrial and intellectual property rights relating to the Business (the "Developments"), made, conceived, reduced to practice or developed by Assignor, either alone or jointly with others, during the term of this Agreement, including developments with respect to the foregoing subsections (a) through (b);

           (k) all similar or equivalent rights to any of the subject matter of the foregoing subsections (a) through (c), or to any other forms of intellectual property, anywhere in the world; and

           (l) all rights and privileges pertaining to the subject matter of subsections (a) through (d), including, without limitation, all causes of action, claims, demands presently or hereafter accruing with respect to the same, including the right to sue or bring other actions for past, present and future infringement thereof anywhere in the world.

        The Company does not assume and is not obligated to pay or discharge any liabilities of any kind, whether known or unknown, contingent or otherwise, accrued or incurred by Assignor, including, without limitation, liabilities relating to the Rights and the Business as operated by Assignor prior to the Effective Date, and all such liabilities shall remain the sole and absolute responsibility of Assignor through, from and after the Effective Date.


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        2. Warranties. Assignor represents and warrants that (a) Assignor has all rights necessary to make the assignment herein; (b) the Rights are free of any liens or encumbrances; (c) none of the Rights have been licensed to third parties; (d) this assignment does not conflict with any other agreement or other instrument to which Assignor is bound; (e) to the best of Assignor's knowledge, the Rights do not infringe any patent, trademark, or copyright or misappropriate a trade secret; (f) this Agreement constitutes the valid and legally binding obligation of Assignor, enforceable in accordance with its terms and conditions and that any entity included within the definition of Assignor is duly organized, validly existing and in good standing and that Dr. Onik has full signatory power and authority to execute this Agreement on behalf of any such entities; (g) there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand relating to the Rights giving rise to any liability to the Company; (h) to the knowledge of Assignor, Assignor has complied with all applicable laws of federal, state, local and foreign governments; and (i) no intellectual property rights related to or similar to the Rights have been sold, licensed or otherwise transferred or conveyed by Assignor in the 180 days prior to the Effective Date. The representations and warranties contained in this Section 2 shall survive the Effective Date.

        3. Protection. Assignor further assigns all rights, and empowers the Company, its successors, assigns and nominees, to make applications for patent, trademark, copyright or other intellectual property registration or protection anywhere in the world, to claim and receive the benefit of any applicable rights of priority in connection with such applications, to prosecute such applications to issue, and to have any and all registrations issued in the name of the Company.

        4. Further Assurances. Assignor further agrees that Assignor will: (a) cooperate with the Company in the filing and prosecution of any and all patent, trademark, copyright or other intellectual property registrations or applications; (b) execute, verify, acknowledge and deliver all such further papers, including applications and instruments of transfer; and (c) perform such other acts as the Company lawfully may request, to facilitate the Company's right to obtain, protect, maintain, defend or enforce any of the Rights granted hereunder. In the event that the Company is unable for any reason whatsoever to secure Assignor's signature to any document when so required to effectuate fully this Assignment, Assignor hereby irrevocably designates and appoints the Company and the Company's duly authorized officers and agents, as Assignor's agents and attorneys-in-fact to act for and on his behalf and instead of him, to execute and file any such document and to do all other lawfully permitted acts to further the purposes of the foregoing, with the same legal force and effect as if executed by Assignor.

        5. Disclosure of Developments to Company. Dr. Onik will promptly disclose in writing to the Chief Technical Officer of the Company, or to any persons designated by the Company, all Developments in order to allow the Company to exercise its rights under this Agreement.


        6. License. If any Rights assigned hereunder are based on, or incorporate, or are improvements or derivatives of, or cannot be reasonably made, used, reproduced and distributed without using or violating technology or rights owned or licensed by Assignor and not assigned hereunder, Assignor hereby grants the Company a perpetual, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and rights


                                      -3-
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in support of the Company's exercise or exploitation of any assigned Rights
(including any modifications, improvements and derivatives thereof).

        7. Consulting Agreement. For the consideration set forth herein, Dr. Onik further agrees to consult for the Company pursuant to the terms set forth in the attached Schedule B. Dr. Onik's performance of consulting services under this Agreement shall be conducted with due diligence and in full compliance with the highest professional standards of practice in the industry. Dr. Onik shall comply with all applicable laws and Company safety rules in the course of performing the consulting services. If Dr. Onik's work requires a license, Dr. Onik has obtained that license and the license is in full force and effect. Dr. Onik understands that as a part of the consideration for his retention as a consultant hereunder, he has not brought and will not bring with him to the Company or use in the performance of his responsibilities at the Company any equipment, supplies, facilities or trade secret of any current or former employer or business associate which are not generally available to the public, unless he has obtained written authorization for the possession and use. Dr. Onik also understands that, in consideration of his retention as a consultant of the Company, he is not to breach any obligation of confidentiality that he has to others, and he agrees that he shall fulfill such obligations during his retention as a consultant with the Company. Dr. Onik further agrees that, during the term of this Agreement, he will not provide consulting services or similar services which are the same as or similar to his duties hereunder to any third party and will not provide any consulting or similar services to a competitor of the Company.

        8. Consideration. As consideration of Assignor's assignment of the Rights to the Company, the Company shall issue and deliver to Dr. Onik on the date hereof 75,000 shares of Common Stock of the Company. As consideration for Dr. Onik's performance of consulting services pursuant to Section 7 above, the Company shall issue and deliver to Dr. Onik on the date hereof 25,000 shares of Common Stock of the Company to be earned ratably over the period over which such consulting services are to be provided. (The aggregate 100,000 shares of Common Stock to be issued to Dr. Onik hereunder are referred to herein as the "Shares.") Assignor and the Company agree to allocate the consideration as set forth above for all purposes (including financial accounting and tax purposes). The parties hereto covenant and agree with each other that this allocation has been arrived at by arms-length negotiation and that none of them will take a position on any income tax return, before any governmental agency charged with the collection of income tax in any judicial proceeding that is in any manner inconsistent with this Section 8 without the written consent of the other party to this Agreement.

        9. Company Property. All documents, data, records, apparatus, equipment, chemicals, molecules, organisms and other physical property, whether or not pertaining to the Company's proprietary information, furnished to Dr. Onik by the Company or produced by Dr. Onik or others in connection with Dr. Onik's retention as a consultant shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company. Should the Company not so request, Dr. Onik shall return and deliver all such property upon termination of Dr. Onik's retention as a consultant by Dr. Onik or by the Company for any reason and Dr. Onik will not take any such property or any reproduction of such property upon such termination.


                                      -4-
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        10. Disclosure. Dr. Onik will promptly disclose to the Company, or any persons designated by him, all improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by Dr. Onik, either alone or jointly with others, during the period of Dr. Onik's retention as a consultant which (a) arise from services provided by Dr. Onik under this Agreement and related to or useful in the business of the Company, or (b) result from tasks assigned Dr. Onik by the Company, or (c) funded by the Company, or (d) result from use of premises owned, leased or contracted for by the Company (all said improvements, inventions, formulae, processes, techniques, know-how and data shall be collectively hereinafter called "Inventions"). Such disclosure shall continue for one year after termination of this Agreement with respect to anything that would be an Invention if made, conceived, reduced to practice or learned during the term hereof.

        11. Inventions. Dr. Onik agrees that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. Dr. Onik hereby assigns to the Company any rights Dr. Onik may have or acquire in all Inventions. Dr. Onik further agrees as to all Inventions to assist the Company at any time, and not just during the term of this Agreement, in any and all countries, which assistance shall include the execution of documents and any assignments to the Company or persons designated by it. In the event that the Company is unable for any reason whatsoever to secure Dr. Onik's signature to any lawful and necessary document required to apply for or execute any patent application with respect to an invention(s) (including reissues, renewals, extensions, continuations, divisions or continuations in part thereof), Dr. Onik hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Dr. Onik's agents and attorneys-in-fact to act for and in behalf and instead of Dr. Onik, to execute and file any such application and to do all other lawful acts to further the prosecution and issuance of patents thereon with the same legal force and effect as if executed by Dr. Onik.

        12. Acknowledgement. As a matter of record, Dr. Onik acknowledges and agrees that all inventions or improvements relevant to the subject matter of Dr. Onik's retention as a consultant by the Company which have been made or conceived or first reduced to practice by Dr. Onik alone or jointly with others prior to Dr. Onik's engagement by the Company are included within the Rights.

        13. Indemnification. Dr. Onik will defend, indemnify and hold harmless the Company and its officers, directors, agents, employees and affiliates from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses, including, without limitation, legal fees and expenses arising out of or relating to (a) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants given or made by Dr. Onik in this Agreement or in any schedule hereto or in any certificate, document or instrument delivered by or on behalf of Assignor pursuant hereto; (b) any of the non-assumed liabilities set forth in
Section 1 above; (c) infringement of any third party patent, copyright, trademark or misappropriation of any trade secret, insofar as such liability is based on a claim that the infringement or misappropriation is attributable to the Company's application, without substantial modification, of the Rights assigned under this Agreement; or (d) any tax liability arising out of the consideration payable pursuant to the terms of this Agreement. The Company shall give reasonably prompt notice of a claim for indemnity to Dr. Onik, and shall give Dr. Onik such information with respect thereto as Dr. Onik may


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reasonably request. The giving of such a claim notice shall not be a condition precedent to indemnification hereunder; provided, however, the failure to give reasonably prompt notice shall reduce the Company's recovery from Dr. Onik only by the amount equal to the damages, costs and expenses, if any, caused by such delay. Upon receipt of such notice, Dr. Onik may, at his own expense, participate in, and solely upon giving notice to the Company of Dr. Onik's written agreement that the Company is entitled to indemnification pursuant to this Section 13 for losses or damages arising out of any third party claim, suit, action or proceeding, at any time during the course of such claim, suit, action or proceeding, assume the defense thereof; provided, however, that (a) Dr. Onik's counsel is reasonably satisfactory to the Company; (b) Dr. Onik shall consult with the Company upon the Company's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding; and (c) the Company shall not be required to permit Dr. Onik to assume the defense of any third party claim which if not first paid, discharged or otherwise complied with would result in an imminent, material interruption or cessation of the conduct of the business of the Company or any material part thereof. If Dr. Onik assumes such defense, the Company shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Dr. Onik. Whether or not Dr. Onik chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof. In the event that Dr. Onik does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Company to defend or participate in the defense of such claim, suit, action or proceeding or to cause the same to be done, shall not relieve Dr. Onik of his obligations hereunder. The parties hereby acknowledge and agree that the indemnity obligations set forth above shall not be the exclusive remedy of the Company with respect to the transactions contemplated hereby.

        14. Termination and Release. The Company and Dr. Onik hereby mutually acknowledge and agree that any prior consulting agreements or arrangements between Dr. Onik and the Company are hereby terminated in their entirety including, without limitation, that certain Consulting Agreement dated September 3, 1999 by and between Dr. Onik and the Company. Dr. Onik hereby releases and forever discharges the Company from any obligations, claims, fees or liabilities arising out of such terminated agreements.

        15. Non-Solicitation. Dr. Onik agrees that during the term of this Agreement and for a period of one year thereafter, he shall not, directly or indirectly, for his own account or for the benefit of any other person:

           (a) solicit or induce, or in any manner attempt to solicit or induce, any customer or prospective customer of the Company (i) to cease being or not to become a customer of the Company or (ii) to divert any business of such customer from the Company; or

           (b) otherwise interfere with, disrupt, or attempt to interfere with or disrupt the relationship, contractual or otherwise, between the Company and any of its respective customers, clients, investors, suppliers, consultants, independent contractor sales associates, or employees.

           (c) solicit or induce, or in any manner attempt to solicit or induce, any employee of the Company (i) to cease being an employee of the Company or
(ii) to recruit any


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employee of the company to accept employment or a consultant or other financially beneficial arrangement with any other entity.

        16. Non-Competition. Assignor agrees that during the five year period following the Effective Date, Assignor will not engage or invest in, own, manage, finance, operate, control or participate in the ownership, management, operation, financing or control of, accept employment or be retained by or associated with any entity or party in or doing business in the United States that engages, directly or indirectly, in any business which is the same as, similar to or competitive with the Company or its subsidiaries or affiliates. The parties agree that for purposes of this Agreement, the business of the Company and its subsidiaries in affiliates is defined as the development, the manufacture, sale, distribution and export of the medical devices and related disposable supplies in the urology and oncology markets and the development, manufacture, sale, distribution and export of cryosurgical technology in other surgical markets and the methods, techniques and apparatus related to surgical procedures in all cryosurgical markets (the "Business").

        17. Reasonableness of Restrictions. Dr. Onik agrees that the restrictions contained in Sections 15 and 16 are reasonable in scope, duration, and geographic territory, and are designed to provide the Company with limited, legitimate, and reasonable protection against subsequent diminution of the value of the Company's business and goodwill attributable to any actions by Assignor contrary to such restrictions. Dr. Onik represents to the Company that the enforcement of the restrictions contained in Sections 15 and 16 would not be unduly burdensome to Assignor and that he is able to pursue his business interests and earn a living by means not prohibited by Sections 15 or 16.

        18. Nondisparagement. Dr. Onik shall refrain from making disparaging and derogatory comments or references about the Company, including with regard to the business, practices, competence or services of the Company.

        19. Competing Products. During the term of this Agreement, Dr. Onik shall refrain from the use of medical devices which directly compete with the Company's products.

        20. Agreement Not to Use or Disclose Confidential Information. In consideration of issuance of the Shares, Dr. Onik covenants as follows: (a) Dr. Onik will hold in confidence all Confidential Information (as defined below);
(b) will not disclose it to any person except with the specific prior written consent of the Company and Dr. Onik will not use the Confidential Information in any way, including, without limitation, to frustrate, hinder or delay any business opportunity of the Company or to obtain unauthorized economic benefit from such Confidential Information; and (c) any trade secrets of the Company will be entitled to all of the protections and benefits under California Civil Code Section 3426 et seq and any other applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. Assignor hereby waives any requirement that the Company submit proof of the economic value of the any trade secret or post any bond or other security. None of the foregoing obligations or restrictions applies to any part of the Confidential Information that Dr. Onik demonstrates was or became generally available to the public other than as a result of disclosure or action by Dr. Onik. For


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purposes of this Section 20, "Confidential Information" will mean any and all
(a) trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of California Civil Code Section 3462, et seq; (b) any information concerning the business and affairs of the Company, which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training techniques and materials, however documented; and (c) notes, analysis, compilations, studies, summaries and other materials prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

        21. Injunctive Relief an Additional Remedy. Dr. Onik acknowledges that the injury that would be suffered by the Company as a result of the breach of the provisions of this Agreement (including any provisions of Sections 15, 16, 18 and 20) would be irreparable and an award of monetary damages to the Company for such breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief.

        22. Relationship of the Parties. Nothing herein contained shall be deemed to create an agency, joint venture, partnership or franchise relationship between the parties hereto. Dr. Onik acknowledges that he is an independent contractor, is not an agent or employee of the Company, is not entitled to any Company employment rights or benefits and is not authorized to act on behalf of the Company. Dr. Onik shall be solely responsible for any and all tax obligations of Dr. Onik, including but not limited to, all city, state and federal income taxes, social security tax and other self employment taxes incurred by Dr. Onik, and the Company shall not be responsible for withholding any such taxes on behalf of Dr. Onik. In addition, Dr. Onik shall not be entitled to any employee benefits, including without limitation, retirement, profit sharing, or medical insurance. The Company shall not dictate the work hours of Dr. Onik during the term of this Agreement. Subject to Section 16 of this Agreement, Dr. Onik shall perform the consulting services on a non-exclusive basis and shall be free to accept other engagements during the term of this Agreement. The parties hereby acknowledge and agree that the Company shall have no right to control the manner, means, or method by which Dr. Onik performs the consulting services. Rather, the Company shall be entitled only to direct Dr. Onik with respect to the elements of the consulting services and the results to be derived by the Company, to inform Dr. Onik as to where and by when the consulting services shall be performed, and to review and assess the performance of the consulting services by Dr. Onik for the limited purposes of assuring that the consulting services have been performed and confirming that such results were satisfactory. The Company shall be entitled to exercise broad general power of supervision and control over the results of work performed by Dr. Onik's personnel, if any, to ensure satisfactory performance, including but not limited to, the right to inspect, the right to stop work, the right to make suggestions or recommendations as to the details of the work, and the right to propose modifications to the work.

        23. Investment Representations. Dr. Onik is an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933, as amended (together with all rules and regulations promulgated thereunder, the "Securities Act"). Dr. Onik has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development so as to be able to evaluate the risks and merits of Dr. Onik's investment in the Company and Dr. Onik is able financially to bear the risks thereof. Dr. Onik has had an opportunity to discuss the terms and conditions of the offering of the Shares and the Company's business, properties, management and financial affairs with the Company's management, and Dr. Onik believes he has received all the information he considers necessary or appropriate for deciding whether to purchase the Shares. Dr. Onik has been furnished with the Company's S-3 Registration Statement filed with the Securities and Exchange Commission on September 20, 2001, the Company's Form 10-K for the year ended December 31, 2000 filed with the Commission, together with all subsequently filed Forms 10-Q, and other publicly available filings made with the Commission. Dr. Onik has carefully examined all such filings, including, without limitation, the risk factors contained therein. Dr. Onik understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Common Stock issuable pursuant to the terms of this Agreement. Dr. Onik has not received any information relating to the securities of the Company, and it is not purchasing the Common Stock issuable hereunder as a result of, any form of general solicitation or general advertising, including, without limitation, any advertisement, article, notice or other communication published in any newspaper or magazine or similar media or broadcast over television or radio pursuant to any seminar or meeting whose attendees were invited by any general solicitation or general advertising. Dr. Onik has had an opportunity to consult with an attorney in connection with his investment in the Company. Neither Dr. Onik nor any affiliate of Dr. Onik will enter into any put option, short position or other similar position with respect to the Common Stock issuable hereunder. Dr. Onik represents that he is resident of the State of Florida. This Agreement is made with Dr. Onik in reliance on Dr. Onik's representation to the Company, which by Dr. Onik's execution of this Agreement Dr. Onik hereby confirms, that the Shares are being acquired for Dr. Onik's own account, not as a nominee or agent, for the purpose of investment and not with a view to the resale or distribution of any part thereof, and that Dr. Onik has no present intention of selling, granting any participation in or otherwise distributing the Shares. By executing this Agreement, Dr. Onik further represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares. Dr. Onik understands that (a) the Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated thereunder, (b) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (c) the Shares will bear a legend to such effect and (d) the Company will make a notation on its transfer books to such effect. In this regard, Dr. Onik represents that he is familiar with Securities Act Rule

144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

        24. Resales of Shares.

           (a) Dr. Onik hereby covenants and agrees not to make any disposition of all or any portion of the Shares unless and until he has satisfied the rules, regulations and other requirements of the Securities Act.

           (b) Dr. Onik shall notify the Company in advance of any proposed disposition of any unregistered Shares and shall furnish the Company with a statement of the circumstances surrounding the proposed disposition, and if requested by the Company, Dr. Onik shall furnish the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of the Shares under the Securities Act.

        25. "Market Stand-Off" Agreement. Dr. Onik hereby covenants and agrees not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by him during the 180 day period following the effective date of a registration statement of the Company filed under the Securities Act. The obligations described in this Section 25 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said 180 day period.

        The forgoing covenant shall be enforceable at the election of the Company. In the event that the Company elects to enforce the covenant described in this Section 26 on or prior to April 15, 2003, Dr. Onik shall be entitled to receive, upon written request, a principal loan amount from the Company equal to
(a) the aggregate federal tax liability, if any, attributable to the issuance of the Shares under this Agreement due and payable by Dr. Onik on April 15, 2003, less (b) any and all proceeds received, directly or indirectly, by Dr. Onik in connection with the sale, loan, pledge, offer or other transfer or disposition of the Shares (the "Principal Loan"). Interest on the Principal Loan shall compound annually at a rate equal to the adjusted applicable federal rate determined by the Internal Revenue Service for the month in which the Principal Loan is provided to Dr. Onik. The Principal Loan shall be secured by the Shares and other collateral upon the terms set forth in a stock pledge agreement reasonably acceptable to the Company. The remaining terms and provisions of the Principal Loan, including, without limitation, the maturity date, prepayment and amendment provisions, shall be set forth in a note secured by stock pledge agreement reasonably acceptable to the Company. In the event that the Company elects not to enforce the covenant described in this Section 26 prior to April 15, 2003 or if the Company elects to enforce this covenant after April 15, 2003, then in each case, the Company shall have no liability or other obligation to make any payment or lend any funds to Dr. Onik.

        26. Legends. It is understood that the certificates evidencing the Shares may bear the following legends and any other legends required by applicable laws:

               "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

        27. General.

           (a) Term. This Agreement will commence on the Effective Date, and continue in effect until February 6, 2017.

           (b) Survival. All obligations under Sections 3, 4, 6, 9, 10, 11, 13, 15, 18, 20, 21, 24, 25 and 27 shall continue in effect after the termination of this Agreement.

           (c) Notices. All notices required under this Agreement shall be in writing and shall be by personal delivery, facsimile transmission, international courier with tracking capabilities or by certified or registered mail, return receipt requested, and shall be deemed given upon receipt of delivery. Notices hereunder shall be sent to the addresses set forth on the signature page to this Agreement or such other address as either party may specify in writing.

           (d) Binding Nature; Assignment. This Agreement shall be binding upon the parties and their respective heirs, successors, assigns and personal representatives; provided, however, that Assignor may not assign or otherwise transfer his rights and obligations under this Agreement without the prior written consent of the Company.

           (e) Public Announcement. Dr. Onik shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Company.

           (f) Waiver. The failure of a party to require performance by another party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

           (g) Severability. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid. If any provision or term of this Agreement is held to be prohibitive by law or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions of terms of this Agreement. If any of the covenants set forth in this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area and in such lesser scope, time and geographic area will be effective, binding and enforceable against Assignor.

           (h) Controlling Law; Jurisdiction. This Agreement shall be interpreted and controlled by and construed and enforced according to the laws of the State of Florida without regard to conflicts of laws provisions thereof.

           (i) Entire Agreement; Modification. This Agreement (together with all Schedules hereto) constitutes the entire agreement between the parties concerning the subject matter hereof. This Agreement replaces and fully supersedes any prior verbal or written understandings, communications, or representations between the parties. This Agreement shall not be modified except by a subsequently dated written amendment signed by a duly authorized representative of each party.

           (j) Counterparts. This Agreement may be executed in any number of counterparts, any of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement, and signatures may be transmitted by facsimile to the parties, with the original signatures to follow by overnight courier.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the undersigned has caused this Assignment to be executed as of the date above first written.

                             ASSIGNOR:


                             /s/ Gary M. Onik, M.D.
                             ---------------------------------------
                             Gary M. Onik, M.D.

                             206A West Oak Street
                             Kissimmee, Florida 34741

                             THE COMPANY:

                             ENDOCARE, INC.


                             By: /s/ Paul Mikus
                                 -----------------------------------
                             Name: Paul Mikus
                             Title: CEO

                             Endocare, Inc.
                             7 Studebaker
                             Irvine, California 92618



                           COUNTERPART SIGNATURE PAGE
                          TO ASSET PURCHASE AGREEMENT

STATE OF FLORIDA      )
                      )      SS.
COUNTY OF OSCEOLA     )

        I, a notary public, in and for the county and state aforesaid, do hereby certify that Dr. Gary Onik, known to me to be the physician of PH appeared before me this day in person and acknowledged that he signed the above and foregoing instrument as his free and voluntary act.

        IN WITNESS WHEREOF, I have hereunto set my hand and notarial seal this day of Feb. 6, 2002.



                               /s/ Nancy E. Maille
                               ---------------------------------------
                               Notary Public

Nancy E. Maille
Notary Public, State of Florida
My comm. exp. Nov. 29, 2004
Comm. No. CC 984648

My commission expires:__________________

                                   SCHEDULE A

                                   TECHNOLOGY

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

                                   SCHEDULE B

                               CONSULTING SERVICES

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.


                                      B-1